Exhibit 21.1

SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION
Clare N.V.	Belgium
Clare Capital, Inc.	Delaware
Clare Components, Inc.	Delaware
Clare Electronics, Inc.	Delaware
Clare Instruments, Inc.	Delaware
Clare Services, Inc.	Delaware
Clare Technologies, Inc.	Taiwan
Directed Energy, Inc.	Colorado
Incide, S.A.	Spain
IXYS Buckeye, LLC	Delaware
IXYS CH GmbH	Switzerland
IXYS Dutch CV	Cayman Islands
IXYS Global Services GmbH	Germany
IXYS Holdings Ltd.	United Kingdom
IXYS Integrated Circuits Division Inc.	Massachusetts
IXYS Integrated Circuits Division AV Inc.	California
IXYS Intl Limited	Cayman Islands
IXYS Korea Ltd.	Korea
IXYS IP Holding (Cayman) Ltd.	Cayman Islands
IXYS Long Beach, Inc.	California
IXYS Real Estate Corporation	Delaware
IXYS Semiconductor B.V.	Netherlands
IXYS Semiconductor GmbH	Germany
IXYS UK Ltd.	United Kingdom
IXYS UK Westcode Limited	United Kingdom
IXYS Unterstuetzungseinrichtung GmbH	Germany
IXYS USA, Inc.	Delaware
Microwave Technology, Inc.	California
Pele Technology, Inc.	Delaware
Reaction Technology Incorporated	California
Westcode Industries Ltd.	United Kingdom
Zilog Asia, Ltd.	Hong Kong
Zilog Electronics Philippines, Inc.	Philippines
Zilog, Inc.	Delaware
Zilog International, Ltd. Zweigniederlassung Deutschland	Germany
Zilog International Pte. Ltd.	Singapore
Zilog Japan KK	Japan
Zilog Philippines, Inc.	Philippines